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                                                               EXHIBIT (a)(1)(e)


                                     FORM OF
                          PROMISE TO GRANT STOCK OPTION

TO _________________________

      In exchange for your agreement to cancel all of your outstanding stock options to purchase shares of Brocade Communications Systems, Inc. (Brocade) common stock that you received from Brocade with exercise prices equal to or greater than $12.00 per share or that were granted to you on or after June 8, 2002 regardless of exercise price, Brocade hereby promises to grant you a nonstatutory stock option to purchase [______] shares of Brocade's common stock granted under the [PLAN NAME] [AND A NONSTATUTORY STOCK OPTION TO PURCHASE [__________] SHARES OF BROCADE'S COMMON STOCK GRANTED UNDER THE [PLAN NAME]] ([COLLECTIVELY,] the New Option). We will grant the New Option on July 10, 2003.

      The exercise price of each New Option will be the closing price of Brocade common stock on July 10, 2003. However, if you are an officer of Brocade, the exercise price of the New Options will not be less than 110% of the average closing price of Brocade Common Stock during the period between December 9, 2002 and the expiration date. Also, if you are a resident of Italy or France, the exercise price per share of the New Option will be as set forth in the Offer.

      Each New Option will have the same vesting schedule as the exchanged option (subject to your continued employment with Brocade or one of its subsidiaries through each vesting date).

      No New Option may be exercised until six months following the date of grant or January 10, 2004, except as otherwise set forth in the offer to exchange.

      Each New Option will be subject to the standard terms and conditions of the stock option plan under which it is granted and the appropriate form of stock option agreement thereunder.

      Before the grant of the New Option on July 10, 2003, it is possible that Brocade may merge or consolidate with or be acquired by another entity. This promise to grant stock option (this Promise) is evidence of a binding commitment that Brocade's successors must honor. In the event of any such transaction, the successor entity would be obligated to grant you a stock option on July 10, 2003. However, the type of stock and the number of shares covered by each New Option would be determined in the same way as the consideration received by outstanding option holders is determined at the time of the acquisition. Such New Option would generally have an exercise price equal to the fair market value of the acquiror's stock on the grant date of the New Option.

      To receive your New Option, you must continue to be employed by Brocade (or one of its subsidiaries or successors) as of July 10, 2003. This Promise does not constitute a guarantee of employment with Brocade or any of its subsidiaries for any period. Unless expressly provided otherwise by the applicable laws of a non-U.S. jurisdiction, your employment with Brocade or its subsidiaries will remain "at will" and can be terminated by you or Brocade at any time, with or without cause or notice. If your employment with Brocade or one of its subsidiaries or successors terminates before July 10, 2003, for any reason, you will lose all rights under this Promise to receive a New Option.
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      This Promise is subject to the terms and conditions of the offer as set forth in: (1) the Offer to Exchange Certain Outstanding Options for New Options (referred to as the offer to exchange); (2) the letter from Gregory L. Reyes, dated December 9, 2002; (3) the Election Form; and (4) the Withdrawal Form (collectively, the Exchange Offer Documents), all of which are incorporated herein by reference. This Promise and the Exchange Offer Documents reflect the entire agreement between you and Brocade with respect to this transaction. This Promise may be amended only by means of a writing signed by you and an authorized officer of Brocade.


                                        BROCADE COMMUNICATIONS SYSTEMS, INC.

                                        By:_____________________________________

                                        Date:___________________________________

                                        Title:__________________________________


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